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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of Nalco Holdings LLC, Nalco Holdings LLC management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nalco Holdings LLC, included in the Post-Effective Amendment to the Registration Statement (Form S-1 No. 333-119480) and related Prospectus of Nalco Company for the registration of $665,000,000 of its 7 ¾% senior notes due 2011, (euro)200,000,000 of its 7¾% senior notes due 2011, $465,000,000 of its 8 7/8% senior subordinated notes due 2013, and (euro)200,000,000 of its 9% senior subordinated notes due 2013.

/s/ Ernst & Young LLP

Chicago, Illinois
May 31, 2006